Exhibit 16.1

WILSON MORGAN LLP

Certified Public Accountants / Business Consultants

Registered Firm PCAOB

April 30, 2013

U. S. Securities and Exchange Commission

Office of the Chief Accountant

100 F. Street Northeast

Washington, DC 20549-2000

Re:	Amaru, Inc. File No : 0-32695

Dear Sir or Madam:

This letter will confirm that we have reviewed Item 4.02 of the Company’s Form 8-K dated April 23, 2013, captioned “Non-Reliance on Previously Issued Financial Statements or a Related Audit Report of Completed Interim Review” and we agree with the statements made therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Wilson Morgan, L.L.P.

Wilson Morgan, L.L.P.

1920 Main Street • Suite 950 • Irvine, California 92614 • 949.428.7400 • Fax 949.428.7401

www.wilsonmorgancpas.com